Exhibit 99.1
DRAFT RELEASE

Investor Relations Contact:	Media Relations Contact:
Ed Merritt	Gerri Dyrek
Vice President, Investor Relations	Senior Director, Public Relations
emerritt@digitalriver.com	gdyrek@digitalriver.com
+1 952-540-3362	+1 952-253-1234 ext. 38396
Digital River Names New Board Member
MINNEAPOLIS, Dec. X, 2009 — Digital River, Inc. (NASDAQ: DRIV), a leading provider of global e-commerce solutions, announced the appointment of Cheryl Rosner to its board of directors. Ms. Rosner formerly was CEO and president of TicketsNow.com Inc, a Ticketmaster company.
“Cheryl is an exceptional business leader and strategist, bringing great organizational,sales, financial and e-commerce operational expertise to Digital River’s board of directors,”said Joel Ronning, CEO of Digital River. “Cheryl has tremendous experience leading high-visibility companies through periods of rapid growth. With her depth of experience, Cheryl will be an instrumental addition to our board as we look to further accelerate our growth, broaden our product offering and continue to expand internationally.”
Rosner, a seasoned executive in the travel sector, most recently served as the CEO and president of TicketsNow.com, Inc. While there, she was charged with aggressively growing the company and leading its integration under TicketMaster. Prior to TicketsNow, she was the president of Expedia Corporate Travel, Inc. as well as the president at Hotels.com. Rosner initially developed her expertise in the travel industry by holding various sales and marketing management positions at a number of global travel and hospitality companies.
About Digital River, Inc.
Digital River, Inc., a leading provider of global e-commerce solutions, builds and manages online businesses for software and game publishers, consumer electronics manufacturers, distributors, online retailers and affiliates. Its multi-channel e-commerce solution, which supports both direct and indirect sales, is designed to help companies of all sizes maximize online revenues as well as reduce the costs and risks of running an e-commerce operation. The company’s comprehensive platform offers site development and hosting, order management, fraud management, export controls, tax management, physical and digital product fulfillment, multi-lingual customer service, advanced reporting and strategic marketing services.
Founded in 1994, Digital River is headquartered in Minneapolis with offices across the U.S., Asia, Europe and South America. For more details about Digital River, visit the corporate Web site at www.digitalriver.com or call +1 952-253-1234.
Digital River is a registered trademark of Digital River, Inc. All other company and product names are trademarks, registrations or copyrights of their respective owners.
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